Contact:  Dennis Lakomy                                Release Date: Immediate
          Chief Financial Officer
          (708) 757-2803


                    CFC INTERNATIONAL, INC. NAMES GREG JEHLIK
                           NEW CHIEF EXECUTIVE OFFICER

     Chicago Heights, Illinois, October 1, 2004 - Worldwide holographic and specialty coated film manufacturer, CFC International, Inc. (Nasdaq: CFCI) announced today that Mr. Greg Jehlik has been named its Chief Executive Officer of the company, and will continue to serve as the company's President and Chief Operating Officer. Greg Jehlik joined the company in June 2002, and was named a director of the company in July 2002.

     The role of Chief Executive Officer was previously held by CFC International, Inc.'s founder Mr. Roger Hruby. Mr. Hruby will continue to serve as Chairman of the Board and will focus on the long-term strategic initiatives of the company.

     Commenting on Greg Jehlik's appointment, Mr. Roger Hruby, Chairman of the Board of CFC International, Inc. said, "CFC has made extraordinary strides under Greg's leadership as the company's President and Chief Operating Officer." "Greg has played a vital role in focusing on our customer needs, leveraging our operational capabilities, and has made tremendous strategic progress in the past two years laying the groundwork to take a growing company like ours to the next level. I am confident that under Greg's guidance, CFC will continue to deliver innovative products to our customers, and allow us to capitalize on future growth opportunities."

     Prior to joining the company, Mr. Jehlik was previously President and Chief Operating Officer of American Engineered Components, Inc. from 1999. Prior thereto, he spent 17 years with the Brady Corporation in a number of management roles including sales, marketing, general management and international operations. Mr. Jehlik earned a bachelors degree from Indiana University and a Masters of Business Administration from the University of Wisconsin. Mr. Jehlik also serves as a director on The A-T Children's Project.

     Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of holographics and specialty functional coatings that add value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; London, England; and Goppingen, Germany.

                                       ###

     The forward-looking statements made in this press release, which reflects management's best judgment based upon factors currently known, involve risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual results may vary materially.

     You may access additional information, including financial filings and previous press releases by visiting CFC International's Internet homepage at www.cfcintl.com.